Exhibit 4.2

WARRANT AMENDMENT AGREEMENT

This Warrant Amendment Agreement (this “Agreement”) is made as of 16 December, 2022, by and among Angel Pond Holdings Corporation, a Cayman Islands exempted company (the “Company”), Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as existing Warrant Agent (“Continental”), Computershare Inc., a Delaware Corporation (“Computershare Inc.”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, (“Trust Company”, and together with Computershare Inc., “Computershare”), as the successor Warrant Agent.

WHEREAS, the Company and Continental, are parties to that certain Warrant Agreement, dated as of May 18, 2021, and filed with the United States Securities and Exchange Commission on May 20 2021, (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, there are 7,310,297 Private Placement Warrants and 8,850,494 Public Warrants which have been issued by the Company and are outstanding on the date hereof. Each Warrant entitles the holder thereof to purchase one class A ordinary share of the Company, par value US$0.0001 (an “APHC Class A Ordinary Share”) at a price of US$11.50 per share, subject to adjustment, terms and limitations as described in the Existing Warrant Agreement;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on January 31, 2022, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, MariaDB Public Limited Company (f.k.a. Mangomill Public Limited Company), a public company limited by shares incorporated in Ireland (“Irish Holdco”), MariaDB Corporation Ab, a Finnish private limited liability company and Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Irish Holdco (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement, amongst other matters, by operation of Cayman Islands’ law, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly owned subsidiary of Irish Holdco (the “Domestication Merger”);

WHEREAS, pursuant to the Domestication Merger, as contemplated by sections 2.3(a) and (b) of the Business Combination Agreement, each APHC Class A Ordinary Share and each class B ordinary share of the Company, par value US$0.0001, issued and outstanding immediately prior to the effective time of the Domestication Merger (the “Domestication Merger Effective Time”), will, by operation of the relevant merger laws, be automatically cancelled and converted into the right to receive, by way of allotment and issue, one fully paid and non-assessable ordinary share in the capital of Irish Holdco, par value US$0.01 (an “Irish Holdco Ordinary Share”);

WHEREAS, pursuant to the Domestication Merger, as contemplated by section 2.3(c) of the Business Combination Agreement, each Warrant issued and outstanding immediately prior to the Domestication Merger Effective Time shall remain in issue and outstanding following the Domestication Merger Effective Time, but shall, by operation of the relevant merger laws, be automatically adjusted, with effect from the Domestication Merger Effective Time, such that it will no longer be exercisable for APHC Class A Ordinary Shares, but instead will entitle the holder thereof to subscribe for one Irish Holdco Ordinary Share at a price per share of US$11.50 on the terms and subject to the conditions of the Existing Warrant Agreement (as amended hereby);

WHEREAS, pursuant to the Domestication Merger, as contemplated by section 2.3(c) of the Business Combination Agreement, with effect from the Domestication Merger Effective Time, the Existing Warrant Agreement (as amended hereby) shall, by operation of the relevant merger laws, be automatically assigned to Irish Holdco, and Irish Holdco shall automatically assume all the Company’s obligations under the Existing Warrant Agreement (as amended hereby);

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Existing Warrant Agreement);

WHEREAS, with effect from the Domestication Merger Effective Time, the Company wishes to appoint Computershare to serve as successor Warrant Agent under the Existing Warrant Agreement (as amended hereby); and in furtherance of the foregoing the Company has waived, the requirement in Section 8.2.1 of the Existing Warrant Agreement that the successor Warrant Agent be a New York corporation with its principal office in the Borough of Manhattan, City and State of New York;

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent under the Existing Warrant Agreement (as amended hereby) to Computershare and Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption; and

WHEREAS, section 9.8 of the Existing Warrant Agreement provides that the parties may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Appointment of Successor Warrant Agent and Transfer Agent. The Company hereby appoints Computershare to serve as successor Warrant Agent to Continental under the Existing Warrant Agreement (as amended hereby) with effect from the Domestication Merger Effective Time, and Continental hereby assigns to Computershare, and Computershare hereby agrees to accept and assume, with effect from the Domestication Merger Effective Time, all of Continental’s rights, interests and obligations in, and under the Existing Warrant Agreement (as amended hereby) and the Warrants, as Warrant Agent; provided, that, Computershare shall not assume any of Continental’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising prior to the Domestication Merger Effective Time. Unless otherwise provided or the context otherwise requires, from and after the Domestication Merger Effective Time, any references in the Existing Warrant Agreement (as amended hereby) to the “Warrant Agent” shall mean Computershare.

2. Amendment of Existing Warrant Agreement. The parties hereby amend the Existing Warrant Agreement as provided in this Section 2, with effect from the Domestication Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 3 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1 Parties. The description of the parties on page one of the Existing Warrant Agreement is hereby amended by:

2.1.1 deleting the reference to “Angel Pond Holdings Corporation, a Cayman Islands exempted company (the “Company”)” and replacing it with “MariaDB Public Limited Company, a public company limited by shares incorporated in Ireland (the “Company”)”; and

2.1.2 deleting the reference to “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare Inc.”) and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent”)”.

As a result thereof, all references in the Existing Warrant Agreement: (i) to the “Company” in shall mean Irish Holdco; and (ii) to the “Warrant Agent” shall mean Computershare.

2.2 Recitals. The recitals in the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on May 18 2021, Angel Pond Holdings Corporation (“Angel Pond”) entered into that certain Sponsor Warrants Purchase Agreement with Angel Pond Partners LLC, a Cayman Islands limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of

8,000,000 warrants (or up to 8,900,000 warrants if the Over-allotment Option (as defined below) in connection with Angel Pond’s Offering (as defined below) was exercised in full) simultaneously with the closing of the Offering (and any closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of US$1.00 per Private Placement Warrant. On issuance, each Private Placement Warrant entitled the holder thereof to purchase one Class A ordinary share (as defined below) at a price of US$11.50 per share, subject to adjustment, terms and limitations as described herein;

WHEREAS, Angel Pond consummated an initial public offering (the “Offering”) of units of Angel Pond’s equity securities (the “Units”), each such Unit comprised of one Class A ordinary share of Angel Pond, par value $0.0001 per share (“Class A ordinary shares”) and one-third of one redeemable warrant (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), and, in connection therewith, determined to issue and deliver up to 11,500,000 Public Warrants (including up to 1,500,000 Public Warrants subject to the Over-allotment Option) to public investors in the Offering. On issuance, each whole Public Warrant entitled the holder thereof to purchase one Class A ordinary share at a price of US$11.50 per share, subject to adjustment, terms and limitations as described herein;

WHEREAS, Angel Pond filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-253990 and a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Class A ordinary shares included in the Units;

WHEREAS, on January 31, 2022, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among Angel Pond, the Company, MariaDB Corporation Ab, a Finnish private limited liability company, and Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Merger Sub”), which provided, among other matters for the merger, by operation of Cayman Islands’ law, of Merger Sub with and into Angel Pond, with Angel Pond surviving such merger as a direct wholly owned subsidiary of the Company (the “Domestication Merger”);

WHEREAS, pursuant to the Domestication Merger, as contemplated by sections 2.3(a) and (b) of the Business Combination Agreement, each Class A ordinary share and each class B ordinary share of Angel Pond, par value US$0.0001, issued and outstanding immediately prior to the effective time of the Domestication Merger (the “Domestication Merger Effective Time”), was, by operation of the relevant merger laws, automatically cancelled and converted into the right to receive, by way of allotment and issue, one fully paid and non-assessable ordinary share in the capital of the Company, par value US$0.01 (an “Ordinary Share”);

WHEREAS, pursuant to the Domestication Merger, as contemplated by section 2.3(c) of the Business Combination Agreement, each Warrant issued and outstanding immediately prior to the Domestication Merger Effective Time remained in issue and outstanding following the Domestication Merger Effective Time, but was, by operation of the relevant merger laws, automatically adjusted, with effect from the Domestication Merger Effective Time, such that it is no longer exercisable for Class A ordinary shares, but instead entitles the holder thereof to subscribe for one Ordinary Share at a price per share of US$11.50 on the terms and subject to the conditions of this Agreement;

WHEREAS, pursuant to the Domestication Merger, as contemplated by section 2.3(c) of the Business Combination Agreement, with effect from the Domestication Merger Effective Time, this Agreement was, by operation of the relevant merger laws, automatically assigned to the Company, and the Company automatically assumed all of Angel Pond’s obligations under this Agreement;

WHEREAS, on December, 2022, Angel Pond, Continental Stock Transfer & Trust Company and the Warrant Agent entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement”) to provide for certain amendments to this Agreement, which took effect upon the Domestication Merger Effective Time, that were considered necessary or desirable to deal with certain matters related to the Domestication Merger, including the appointment of the Warrant Agent as successor warrant agent to Continental;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement”

2.3 Certain References. Unless otherwise provided or the context otherwise requires, all references in the Existing Warrant Agreement (including all Exhibits thereto): (i) to “Class A ordinary shares” shall be deleted and replaced with references to “Ordinary Shares” and (ii) to “stockholders” shall be deleted and replaced with references to “shareholders”.

2.4 Effect of Countersignature. Section 2.2 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“2.2. Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by either manual or facsimile signature of an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrants, such Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.”

2.5 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

provided, however, the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement (as amended hereby).

2.6 Payment. Subsection 3.3.1 of the Existing Warrant Agreement is hereby amended by deleting the first full sentence thereof and replacing it with the following:

“3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant (if in certificated form, when countersigned by the Warrant Agent) may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, properly completed and duly executed (or, in the case of Warrants held through the Depositary in uncertificated or book-entry only form, through the applicable procedures of the Depositary), accompanied by any evidence of authority that may be reasonably required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and by paying in full the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:”

2.7 Exercise of Warrants. A new subsection 3.3.6 is hereby inserted in the Existing Warrant Agreement as follows:

“3.3.6. Payment of Nominal Value. Notwithstanding any other provision of this Agreement, the issue of Ordinary Shares upon the exercise of Warrants on a “cashless basis” pursuant to the terms of this Agreement shall be conditional on the additional payment by, or on behalf, of the relevant holder to the Company, by way of additional subscription, of an amount in cash at least equal to the aggregate par value of such Ordinary Shares.”

2.8 Beneficial Ownership Limitation. A new subsection 3.3.7 is hereby inserted in the Existing Warrant Agreement as follows:

“3.3.7. Beneficial Ownership Limitation. Notwithstanding any other provision of this Agreement, save with the consent of the Irish Takeover Panel in accordance with Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules 2022 (the “Irish Takeover Rules”), to the extent that the exercise of any Warrant to subscribe for Ordinary Shares by a holder would result (i) in a person and/or any person or persons “acting in concert” (within the meaning of the Irish Takeover Rules) with such person holding shares in the capital of the Company representing 30% or more of the voting rights in the Company or (ii) where a person and/or any person or persons acting in concert with such person already hold(s) shares representing 30% or more of the voting rights in the Company, in the percentage of the voting rights in the Company held by such person and/or any person or persons acting in concert with such person, increasing by more than 0.05% within a 12-month period, the provisions of regulation 6 of the amended Articles of Association of the Company in place following the consummation of the Business Combination Agreement shall be applicable to such Ordinary Shares.”

2.9 Cashless Exercise. A new subsection 3.3.8 is hereby inserted in the Existing Warrant Agreement as follows:

“3.3.8. Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Ordinary Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the number of Ordinary Shares to be issued on such exercise is accurate.”

2.10 Amounts Paid up or Deemed to be Paid up on Ordinary Shares. A new subsection 3.3.9 is hereby inserted in the Existing Warrant Agreement as follows:

“3.3.9. Amounts Paid up or Deemed to be Paid up on Ordinary Shares. In the event of a cash exercise or a non-cash exercise of any Warrants, the Company shall provide the Warrant Agent with details of the amounts to be recorded as paid up or deemed to be paid up on the Ordinary Shares to be allotted and issued on exercise of such Warrants.”

2.11 Notices of Changes in Warrants. Section 4.6 of the Existing Warrant Agreement is hereby amended to add the following immediately after the first full sentence thereof:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice. The Company shall also provide to the Warrant Agent any new or amended exercise terms.”

2.12 Registration of Transfer. Section 5.1 of the of the Existing Warrant Agreement is hereby amended by deleting the first full sentence thereof and replacing it with the following:

“5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated warrants, properly endorsed with any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer, and, if applicable, a duly stamped instrument of transfer.”

2.13 Stamp Duty. A new section 5.7 is hereby inserted in the Existing Warrant Agreement as follows:

“5.7. Stamp Duty. Notwithstanding the provisions of Section 5.1, the Company may require, as a condition to the registration of any transfer of a Warrant, evidence from the transferor or intended transferee, which is satisfactory to the Company, that any Irish stamp duty liability arising on such transfer has been duly paid (and any instrument of transfer, as the case may be, has been duly stamped for Irish stamp duty purposes) or that the proposed transfer is otherwise exempt from such duty. The Company, at its absolute discretion, may, or may procure that one of its subsidiaries shall, pay any Irish stamp duty arising on a transfer of Warrants on behalf of the transferee of such Warrants. If stamp duty resulting from the transfer of Warrants in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable by the Company to the transferee of those Warrants and (iii) to the extent permitted by section 1042 of the Companies Act 2014 of Ireland, as amended, and every statutory modification and re-enactment thereof for the time being, claim a first and paramount lien on the Warrants (or Ordinary Shares issued upon the exercise of Warrants) on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on Ordinary Shares issued upon the exercise of such Warrants.”

2.14 Lost, Stolen, Mutilated, or Destroyed Warrants. Section 7.2 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may upon receipt by Warrant Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser, issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.”

2.15 Reservation of Ordinary Shares. Section 7.3 of the Existing Warrant Agreement is hereby amended by adding the following immediately after the first full sentence thereof:

“The Company shall provide opinion[s] of counsel to the Warrant Agent prior to the Domestication Merger Effective Time and instructions to set up a reserve of Ordinary Shares. The opinion[s] shall state that:

(a) all Warrants or Ordinary Shares, as applicable:

(i) are, or will be, registered under the Securities Act of 1933, as amended, or are, or will be, exempt from such registration, and all appropriate state securities law filings have been, or will be, made with respect to the Warrants or Ordinary Shares; and

(ii) constitute valid and binding obligations of the Company; and

(b) any Ordinary Shares to be issued upon exercise of such Warrants will upon issuance in accordance with their terms be, validly issued, fully paid and non-assessable. ”

2.16 Appointment of Successor Warrant Agent. Subsection 8.2.1 of the Existing Warrant Agreement is hereby amended as follows:

2.16.1 by deleting “shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York” and replacing it with “shall be a corporation or other entity organized and existing under the laws of the United States of America, or any state thereof, in good standing and having its principal office in the United States of America.”; and

2.16.2 by inserting “; provided that, such predecessor Warrant Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.” at the end of the last full sentence thereof.

2.17 Merger or Consolidation of Warrant Agent. Subsection 8.2.3 of the Existing Warrant Agreement is amended to delete all references to “corporation” and replace them with “entity”.

2.18 Remuneration. Subsection 8.3.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

2.19 Reliance on Company Statement. Subsection 8.4.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary, Chairman of the Board or other duly authorized person and delivered to the Warrant Agent; and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reasonable reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from Company.”

2.20 Indemnity. Subsection 8.4.2 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities loss, damage, judgment, fine, penalty, claim, demand, settlement, reasonable cost or expense that is paid, incurred or to which it becomes subject, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever, even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Notwithstanding anything to the contrary herein, any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees (but not including any reimbursed costs) paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. ”

2.21 Liability of the Warrant Agent. Section 8.4 of the Existing Warrant Agreement is amended to insert the following new subsections:

“8.4.4. Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion in the absence of Warrant Agent’s bad faith, fraud, gross negligence or willful misconduct (each as must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.4.5. Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.4.6. No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and non-assessable.

8.4.7. Freedom to Trade in Company Securities. Subject to applicable laws, including U.S. securities laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, director, officer or employee of the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.4.8. No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall reasonably believe in the absence of bad faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.4.9. No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.4.10. Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent shall seek clarification. If such clarification is not provided within a reasonable amount of time, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.4.11. Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.4.12. Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.4.13. Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, wilful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, wilful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).”

2.22 Acceptance of Agency. Section 8.5 of the Existing Warrant Agreement shall be deleted in its entirety and replaced with the following:

“8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the subscription for Ordinary Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Ordinary Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Ordinary Shares with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Ordinary Shares or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

2.23 Survival. Section 8 of the Existing Warrant Agreement shall have a new section inserted as follows:

“8.7. Survival. The obligations of the Company under this Section 8 shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrant.”

2.24 Notices.

2.24.1 Section 9.2 of the Existing Warrant Agreement is hereby amended by the deletion of the introductory paragraph and its replacement with the following:

“9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when sent by hand, overnight delivery, certified mail or private courier service, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

c/o MariaDB Public Limited Company

70 Sir John Rogerson‘s Quay

Dublin 2

Attention: Michael Howard

Email: michael.howard@mariadb.com

with a copy to:

Matheson

70 Sir John Rogerson’s Quay

Dublin 2

Attention: Fergus Bolster

2.24.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended to delete the requirement for delivery of a copy of notices, statements or demand to be given to Cleary Gottlieb Steen & Hamilton LLP of One Liberty Plaza, New York, New York 10006, Attention: Adam Brenneman.

2.24.3 Section 9.2 of the Existing Warrant Agreement is hereby further amended to change the delivery address for any notice, statement or demand to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent, to the following:

“Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services”

2.25 Applicable Law. Section 9.3 of the Existing Warrant Agreement is hereby amended by deleting the second full sentence and replacing it with the following:

“The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and appellate courts thereof, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.”

2.26 Counterparts. Section 9.6 of the Existing Warrant Agreement is hereby amended by adding the following immediately after the last full sentence thereof:

“A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.”

2.27 Examination of the Warrant Agreement. Section 9.5 of the Existing Warrant Agreement is hereby amended by deleting “in the Borough of Manhattan, City and State of New York,”.

2.28 Amendments. Section 9.8 of the Existing Warrant Agreement is hereby amended by adding the following immediately after the last full sentence thereof:

“As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but is not obligated to, execute any amendment, supplement or waiver that affects the Warrant Agent’s own rights, duties or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.”

2.29 Severability. Section 9.9 of the Existing Warrant Agreement is hereby amended by deleting the first full sentence thereof in its entirety and replacing it with the following:

“This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof; provided, however, that if such prohibited and invalid provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

2.30 Miscellaneous Provisions. Section 9 of the Existing Warrant Agreement is hereby amended by inserting the following new sections:

“9.10. Bank Accounts; Delivery of Exercise Price. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

9.11. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

9.12 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

9.13 Entire Agreement. This Agreement, together with the Warrants, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms of this Agreement control and supersede any provision in the Warrants concerning the duties, obligations and immunities of the Warrant Agent.”

2.31 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1 Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly conditioned on and subject to the closing of the transactions provided for in the Business Combination Agreement and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of any of the parties shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent, for inspection by the registered holder of any Warrant. Computershare may require any such holder to submit this Warrant for inspection by it. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

ANGEL POND HOLDINGS CORPORATION

By:	/s/ Ted Wang
Name: Ted Wang
Title:	Board member

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Keri Ann Cuadros
Name:	Keri-Ann Cuadros
Title:	Account Manager

COMPUTERSHARE INC., and COMPUTERSHARE TRUST COMPANY, N.A., on behalf of both entities

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

Exhibit A

Form of Warrant Certificate

Number

WARRANTS

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

MARIADB PUBLIC LIMITED COMPANY

Incorporated under the Laws of Ireland

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that                , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase, by way of subscription, ordinary shares with a par value of US$0.01 per share (“Ordinary Shares”) in the capital of MariaDB Public Limited Company, a public company limited by shares incorporated in Ireland (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrant, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number of the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

MARIADB PUBLIC LIMITED COMPANY

By:
Name:
Title:

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive            Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of [•], 2021, as amended by an Assignment, Assumption and Amendment Agreement dated as of            , 2022 by and among Angel Pond Holdings Corporation, a Cayman Islands exempted company, the Company, Continental Stock Transfer & Trust Company, Computershare Inc., a Delaware corporation (“Computershare Inc.”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent”) (the “Warrant Agreement”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust offices of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office(s) of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate,to receive            Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of MariaDB Public Limited Company (the “Company”) in the amount of US$                    in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of                    , whose address is and that such Ordinary Shares be delivered to whose address is . If said number of Ordinary Shares is less than all of the Ordinary Shares receivable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of            , whose address is             , and that such Warrant Certificate be delivered to            , whose address is             .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and the holder has elected cashless exercise pursuant to Section 6.2 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 6.2 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares receivable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of            , whose address is            , and that such Warrant Certificate be delivered to             , whose address is                    .

Date: ,	(Signature)

(Address)
(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).